Exhibit 10.42

April 3, 2015

Eiger BioPharmaceuticals, Inc.

350 Cambridge Avenue, Suite 350

Palo Alto, CA 94306

Joanne M Quan, M.D.

407 Costa Rica Avenue

San Mateo, CA 94402

Re:	Employment Agreement

Dear Joanne,

Eiger BioPharmaceuticals, Inc. (“Company”) is pleased to offer you the position of Chief Medical Officer for the Company effective April 14, 2015.

You will report to the President and CEO and perform the duties customarily associated with your position at such place or places as the Company shall reasonably designate, or as shall be reasonably appropriate and necessary in connection with such employment.

Your compensation will be at an annualized rate of $335,000 per year less payroll deductions and standard withholdings. You will be paid semi-monthly in accordance with current Company policy. In addition you will be eligible to receive a bonus of up to 30% of base salary based upon your performance and attainment of Company objectives. This bonus will be earned and payable in the sole discretion of the Board of Directors and will be payable in cash, stock or stock options in the Board’s sole discretion.

Per our Company policy, you’ll be eligible for the Company’s standard benefits package including medical, dental and vision insurance coverage in the manner provided to other executive officers. You will be eligible to earn 15 days of vacation per calendar year, with rollover limitations consistent with company policy. The Company may change compensation and benefits from time to time at its discretion.

Subject to approval by the Compensation Committee of the Board of Directors, you will receive a stock option grant to purchase 300,000 of the Company’s outstanding shares, subject to the terms and conditions set forth in the Series A closing documents and the Company’s option plan (the “Option”). The effective vesting commencement date for the option will be on your start date, and will vest 25% on the one year anniversary of your start date, and 1/36th per month thereafter, in each case subject to your continued service, such that your option is fully vested and exercisable on the fourth anniversary of the Start Date. The exercise price of your stock option will be equal to the fair market value of the Company’s Common Stock on the date your option is approved by the board of directors.

As a Company employee, you will be expected to abide by Company policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. As a condition of employment, you will also be expected to promptly sign and comply with the attached Proprietary Information and Inventions Agreement.

In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential information, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other third party to whom you have an obligation of confidentiality. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company. As a condition of your employment, you will be required to provide proof of US citizenship or eligibility to work within the United States.

Your employment relationship with the company is at-will. Thus, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.

In the event of a Change of Control of the Company after your first 6 months of employment that (i) requires a move of the company over 50 miles or (ii) results in a substantial reduction in your responsibilities or compensation:

a.	You will receive 12 months of your base salary, paid in the form of continuing base salary payments, less payroll deductions and standard withholdings

b.	Providing you elect COBRA in a timely manner, the Company will pay for your COBRA benefits for up to a maximum of 6 months or until you are enrolled in a separate benefits plan

c.	You will receive accelerated vesting of 100% of your unvested shares

In the event of your termination without cause after your first year of your employment:

a.	You will receive 6 months of your base salary, paid in the form of continuing base salary payments, less payroll deductions and standard withholdings

b.	Providing you elect COBRA in a timely manner, the Company will pay for your COBRA benefits for up to a maximum of 6 months or until you are enrolled in a separate benefits plan

c.	You will receive accelerated vesting of 50% of your unvested shares

A “Change in Control” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that a Change in Control shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof approved by two-thirds of the outstanding shares of Series Preferred.

“Cause” shall mean that in the reasonable determination of the Board, you commit any felony or crime involving moral turpitude, participate in any fraud against the Company, willfully breach your duties to the Company, wrongfully disclose any trade secrets or other confidential information of the Company, or materially breach any material provision of the Agreement, the Proprietary Information and Inventions Agreement or any other agreement entered into with the Company.

Please sign and date this letter and the enclosed Proprietary Information and Inventions Agreement and return them to me by end of business day April 10, 2015 if you wish to accept employment under the terms described above.

Again let me indicate how pleased we are to extend this offer and how much we at Eiger look forward to working with you. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ David Cory
David A. Cory, RPh, MBA President and Chief Executive Officer Eiger BioPharmaceuticals, Inc.

UNDERSTOOD AND AGREED:

/s/ Joanne Quan
Joanne Quan, M.D.

Date:	4-10-15

Start Date:	4-14-15

Attachment: Proprietary Information and Inventions Agreement Release Agreement